Exhibit 99.1

Dorman Products, Inc. Reports Fourth Quarter and Full Year 2023 Results; Issues 2024 Guidance
Highlights (All comparisons are to the prior year period unless otherwise noted):
•Net sales of $494.3 million for the quarter, down 1% reflecting the impact of an extra week in the prior year period, up 3% excluding this impact
•Record diluted earnings per share (“EPS”) of $1.60 for the quarter, up 182% compared to $0.57
•Record adjusted diluted EPS* of $1.57 for the quarter, up 55% compared to $1.01
•Generated $60 million of cash from operating activities; repaid $30 million of debt and repurchased $15 million of its shares during the quarter
•For full year 2023, achieved diluted EPS of $4.10, adjusted diluted EPS* of $4.54 and record net sales of $1.93 billion

COLMAR, PA (February 26, 2024) – Dorman Products, Inc. (the “Company” or “Dorman”) (NASDAQ: DORM), a leading supplier in the motor vehicle aftermarket industry, today announced its financial results for the fourth quarter and full year ended December 31, 2023.

Kevin Olsen, Dorman’s President and Chief Executive Officer, stated, “We delivered record profits and robust cash flow in the fourth quarter. These results were driven by the continued improvement of our gross margin, which increased 780 basis points year-over-year. As a result, we achieved fourth quarter adjusted diluted EPS* of $1.57, which increased 55% over last year. Net sales declined 1% in the quarter due to a comparison to the prior year period that included an extra week. We estimate the extra week in the fourth quarter of 2022 contributed $19 million in net sales for that period. Excluding this impact, net sales for the fourth quarter of 2023 would have increased 3%.

“In addition, we had another quarter of healthy cash flow, with cash from operations of $60 million. Over the last few quarters, we focused on reducing our debt, repaying $30 million in the quarter and $159 million in the year. During the fourth quarter, we also acquired $15 million of our stock under our share repurchase program at an average price of $76.

“These results were only made possible by the effort of our incredible group of Contributors who continue to work tirelessly to drive innovation for both our customers and installers.”

Fourth Quarter Financial Results
The Company reported fourth quarter 2023 net sales of $494.3 million, down 1% compared to net sales of $501.3 million in the fourth quarter of 2022.

Gross profit was $194.2 million in the fourth quarter of 2023, or 39.3% of net sales, compared to $157.8 million, or 31.5% of net sales, for the same quarter last year. Adjusted gross margin* was 39.3% in the fourth quarter of 2023 compared to 32.8% in the same quarter last year.

Selling, general and administrative (“SG&A”) expenses were $117.0 million, or 23.7% of net sales, in the fourth quarter of 2023 compared to $125.0 million, or 24.9% of net sales, for the same quarter last year. Adjusted SG&A expenses* were $118.1 million, or 23.9% of net sales, in the fourth quarter of 2023, compared to $113.4 million, or 22.6% of net sales, in the same quarter last year.

Diluted EPS was $1.60 in the fourth quarter of 2023, up 182% compared to diluted EPS of $0.57 in the same quarter last year. Adjusted diluted EPS* was $1.57 in the fourth quarter of 2023, up 55% compared to adjusted diluted EPS* of $1.01 in the same quarter last year. The fourth quarter of 2022 included an extra week, which we estimate benefitted diluted EPS and adjusted diluted EPS* by $0.08.

Segment results were as follows:

	Net Sales			Segment Profit Margin
($ in millions)	Q4 2023	Q4 2022	Change	Q4 2023	Q4 2022	Change
Light Duty	$385.9	$386.2	-0%	16.6%	9.4%	720 bps
Heavy Duty	$57.4	$65.4	-12%	6.8%	9.6%	-280 bps
Specialty Vehicle	$51.0	$49.6	3%	15.7%	17.2%	-150 bps

Full Year Financial Results
The Company reported full year 2023 net sales of $1,929.8 million, up 11% compared to net sales of $1,733.7 million in the prior year.

Gross profit was $685.4 million in 2023, or 35.5% of net sales, compared to $564.5 million, or 32.6% of net sales, in the prior year. Adjusted gross margin* was 36.1% in 2023 compared to 33.2% in the prior year.

SG&A expenses were $470.7 million, or 24.4% of net sales, in 2023 compared to $393.4 million, or 22.7% of net sales, for the prior year. Adjusted SG&A expenses* were $464.0 million, or 24.0% of net sales, in 2023, compared to $367.7 million, or 21.2% of net sales, in the prior year.

Diluted EPS was $4.10 in 2023, up 6% compared to diluted EPS of $3.85 in the prior year. Adjusted diluted EPS* was $4.54 in 2023, down 5% compared to adjusted diluted EPS of $4.76 in the prior year. The prior year included an extra week, which we estimate benefitted diluted EPS and adjusted diluted EPS* by $0.08.

Segment results were as follows:

	Net Sales			Segment Profit Margin
($ in millions)	FY 2023	FY 2022	Change	FY 2023	FY 2022	Change
Light Duty	$1,462.5	$1,425.9	3%	12.8%	11.9%	90 bps
Heavy Duty	$256.9	$258.2	-1%	5.6%	11.5%	-590 bps
Specialty Vehicle[1]	$210.4	$49.6	324%	15.0%	17.2%	-220 bps
1 FY 2022 results reflect partial period from date of acquisition on October 4, 2022.

2024 Guidance
The Company expects 2024 full year net sales growth in the range of 3% to 5% over 2023, diluted EPS in the range of $4.71 to $5.01, and adjusted diluted EPS* in the range of $5.40 to $5.70. This guidance assumes a tax rate of 24%, includes the impact of recent cost reduction actions and excludes any potential impacts from future acquisitions and divestitures, supply chain disruptions, significant inflation and interest rate changes, and share repurchases.

Conference Call and Webcast
The Company will hold a conference call for investors on Tuesday, February 27, 2024 beginning at 8:00 a.m. Eastern time. The conference call may be accessed by dialing (888) 440-4182 within the U.S. or +1 (646) 960-0653 outside the U.S. When prompted, enter the conference ID number 1698878. A live audio webcast along with the accompanying presentation materials can be accessed on the Company’s website at investors.dormanproducts.com under the subheading “News and Events.” A replay of the webcast will be available on the Investor section of the Company’s website after the call.

About Dorman Products
Dorman gives professionals, enthusiasts and owners greater freedom to fix motor vehicles. For over 100 years, we have been driving new solutions, releasing tens of thousands of aftermarket replacement products engineered to save time and money and increase convenience and reliability.

Founded and headquartered in the United States, we are a pioneering global organization offering an always-evolving catalog of products, covering cars, trucks and specialty vehicles, from chassis to body, from underhood to undercarriage, and from hardware to complex electronics.

*Non-GAAP Measures
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains Non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures are included in the supplemental schedules attached.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date such statements were made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors (many of which are outside of our control). Such risks, uncertainties and other factors relate to, among other things: competition in and the evolution of the motor vehicle aftermarket industry; changes in our relationships with, or the loss of, any customers or suppliers; our ability to develop, market and sell new and existing products; our ability to anticipate and meet customer demand; our ability to purchase necessary materials from our suppliers and the impacts of any related logistics constraints; widespread public health pandemics; political and regulatory matters, such as changes in trade policy, the imposition of tariffs and climate regulation; our ability to protect our information security systems and defend against cyberattacks; our ability to protect our intellectual property and defend against any claims of infringement; and financial and economic factors, such as our level of indebtedness, fluctuations in interest rates and inflation. More information on these risks and other potential factors that could affect the Company’s business, reputation, results of operations, financial condition, and stock price is included in the Company’s filings with the Securities and Exchange Commission (“SEC”), including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company is under no obligation to, and expressly disclaims any such obligation to, update any of the information in this document, including but not limited to any situation where any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Investor Relations Contact
David Hession, SVP and Chief Financial Officer
dhession@dormanproducts.com
(215) 997-1800

Visit our website at dormanproducts.com. The Investor Relations section of the website contains a significant amount of information about Dorman, including financial and other information for investors. Dorman encourages investors to visit its website periodically to view new and updated information.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per-share amounts)

	Three Months Ended		Three Months Ended
(unaudited)	12/31/23	Pct.*	12/31/22	Pct. *
Net sales	$494,296	100.0	$501,281	100.0
Cost of goods sold	300,074	60.7	343,507	68.5
Gross profit	194,222	39.3	157,774	31.5
Selling, general and administrative expenses	116,982	23.7	125,002	24.9
Income from operations	77,240	15.6	32,772	6.5
Interest expense, net	11,328	2.3	10,442	2.1
Other income, net	(446)	(0.1)	(605)	(0.1)
Income before income taxes	66,358	13.4	22,935	4.6
Provision for income taxes	16,074	3.3	5,099	1.0
Net income	$50,284	10.2	$17,836	3.6

Diluted earnings per share	$1.60		$0.57

Weighted average diluted shares outstanding	31,511		31,494

	Twelve Months Ended		Twelve Months Ended
(unaudited)	12/31/23	Pct.*	12/31/22	Pct. *
Net sales	$1,929,788	100.0	$1,733,749	100.0
Cost of goods sold	1,244,365	64.5	1,169,299	67.4
Gross profit	685,423	35.5	564,450	32.6
Selling, general and administrative expenses	470,663	24.4	393,402	22.7
Income from operations	214,760	11.1	171,048	9.9
Interest expense, net	48,061	2.5	15,582	0.9
Other income, net	(1,804)	(0.1)	(735)	(0.0)
Income before income taxes	168,503	8.7	156,201	9.0
Provision for income taxes	39,244	2.0	34,652	2.0
Net income	$129,259	6.7	$121,549	7.0

Diluted earnings per share	$4.10		$3.85

Weighted average diluted shares outstanding	31,533		31,543
* Percentage of sales. Data may not add due to rounding.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share data)

(unaudited)	12/31/23	12/31/22
Assets
Current assets:
Cash and cash equivalents	$36,814	$46,034
Accounts receivable, less allowance for doubtful accounts of $3,518 and $1,363	526,867	427,385
Inventories	637,375	755,901
Prepaids and other current assets	32,653	39,800
Total current assets	1,233,709	1,269,120
Property, plant and equipment, net	160,113	148,477
Operating lease right-of-use assets	103,476	109,977
Goodwill	443,889	443,035
Intangible assets, net	301,556	322,409
Other assets	49,664	48,768
Total assets	$2,292,407	$2,341,786
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$176,664	$179,819
Accrued compensation	23,971	19,490
Accrued customer rebates and returns	204,495	192,116
Revolving credit facility	92,760	239,363
Current portion of long-term debt	15,625	12,500
Other accrued liabilities	33,636	35,007
Total current liabilities	547,151	678,295
Long-term debt	467,239	482,464
Long-term operating lease liabilities	91,262	98,221
Other long-term liabilities	9,627	28,349
Deferred tax liabilities, net	8,925	11,826
Commitments and contingencies
Shareholders' equity:
Common stock, par value $0.01; authorized 50,000,000 shares; issued and outstanding 31,299,770 and 31,430,632 shares in 2023 and 2022, respectively	313	314
Additional paid-in capital	101,045	88,750
Retained earnings	1,069,435	956,870
Accumulated other comprehensive loss	(2,590)	(3,303)
Total shareholders' equity	1,168,203	1,042,631
Total liabilities and shareholders' equity	$2,292,407	$2,341,786
Selected Cash Flow Information (unaudited):

	Three Months Ended		Twelve Months Ended
(in thousands)	12/31/23	12/31/22	12/31/23	12/31/22
Cash provided by operating activities	$59,648	$12,344	$208,758	$41,688
Depreciation, amortization and accretion	$13,943	$13,546	$54,729	$44,677
Capital expenditures	$11,032	$14,103	$43,968	$37,883

DORMAN PRODUCTS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(in thousands, except per-share amounts)
Our financial results include certain financial measures not derived in accordance with generally accepted accounting principles (GAAP). Non-GAAP financial measures should not be used as a substitute for GAAP measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows. Additionally, these non-GAAP measures may not be comparable to similarly titled measures reported by other companies. However, we have presented these non-GAAP financial measures because we believe this presentation, when reconciled to the corresponding GAAP measure, provides useful information to investors by offering additional ways of viewing our results, profitability trends, and underlying growth relative to prior and future periods and to our peers. Management uses these non-GAAP financial measures in making financial, operating, and planning decisions and in evaluating our performance. Non-GAAP financial measures may reflect adjustments for charges such as fair value adjustments, amortization, transaction costs, severance, accelerated depreciation, and other similar expenses related to acquisitions as well as other items that we believe are not related to our ongoing performance.
Adjusted Net Income:

	Three Months Ended		Twelve Months Ended
(unaudited)	12/31/23*	12/31/22*	12/31/23*	12/31/22*
Net income (GAAP)	$50,284	$17,836	$129,259	$121,549
Pretax acquisition-related intangible assets amortization [1]	5,481	5,082	21,817	14,070
Pretax acquisition-related transaction and other costs [2]	493	13,199	15,373	22,736
Capitalized debt issuance fee write-off [3]	—	151	—	151
Executive transition services expense [4]	—	—	1,801	—
Fair value adjustment to contingent consideration [5]	(7,069)	—	(20,469)	—
Tax adjustment (related to above items) [6]	285	(4,450)	(4,606)	(8,375)
Adjusted net income (Non-GAAP)	$49,474	$31,818	$143,175	$150,131

Diluted earnings per share (GAAP)	$1.60	$0.57	$4.10	$3.85
Pretax acquisition-related intangible assets amortization [1]	0.17	0.16	0.69	0.45
Pretax acquisition-related transaction and other costs [2]	0.02	0.42	0.49	0.72
Capitalized debt issuance fee write-off [3]	—	0.00	—	0.00
Executive transition services expense [4]	—	—	0.06	—
Fair value adjustment to contingent consideration [5]	(0.22)	—	(0.65)	—
Tax adjustment (related to above items) [6]	0.01	(0.14)	(0.15)	(0.27)
Adjusted diluted earnings per share (Non-GAAP)	$1.57	$1.01	$4.54	$4.76

Weighted average diluted shares outstanding	31,511	31,494	31,533	31,543
* Amounts may not add due to rounding.
See accompanying notes at the end of this supplemental schedule.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(in thousands, except per-share amounts)
Adjusted Gross Profit:

	Three Months Ended		Three Months Ended
(unaudited)	12/31/23	Pct.**	12/31/22	Pct.**
Gross profit (GAAP)	$194,222	39.3	$157,774	31.5
Pretax acquisition-related transaction and other costs [2]	7	0.0	6,719	1.3
Adjusted gross profit (Non-GAAP)	$194,229	39.3	$164,493	32.8

Net sales	$494,296		$501,281

	Twelve Months Ended		Twelve Months Ended
(unaudited)	12/31/23	Pct.**	12/31/22	Pct.**
Gross profit (GAAP)	$685,423	35.5	$564,450	32.6
Pretax acquisition-related transaction and other costs [2]	11,813	0.6	11,070	0.6
Adjusted gross profit (Non-GAAP)	$697,236	36.1	$575,520	33.2

Net sales	$1,929,788		$1,733,749
Adjusted SG&A Expenses:

	Three Months Ended		Three Months Ended
(unaudited)	12/31/23	Pct.**	12/31/22	Pct.**
SG&A expenses (GAAP)	$116,982	23.7	$125,002	24.9
Pretax acquisition-related intangible assets amortization [1]	(5,481)	(1.1)	(5,082)	(1.0)
Pretax acquisition-related transaction and other costs [2]	(486)	(0.1)	(6,480)	(1.3)
Fair value adjustment to contingent consideration [5]	7,069	1.4	—	—
Adjusted SG&A expenses (Non-GAAP)	$118,084	23.9	$113,440	22.6

Net sales	$494,296		$501,281

	Twelve Months Ended		Twelve Months Ended
(unaudited)	12/31/23	Pct.**	12/31/22	Pct.**
SG&A expenses (GAAP)	$470,663	24.4	$393,402	22.7
Pretax acquisition-related intangible assets amortization [1]	(21,817)	(1.1)	(14,070)	(0.8)
Pretax acquisition-related transaction and other costs [2]	(3,560)	(0.2)	(11,666)	(0.7)
Executive transition services expense [4]	(1,801)	(0.1)	—	—
Fair value adjustment to contingent consideration [5]	20,469	1.1	—	—
Adjusted SG&A expenses (Non-GAAP)	$463,954	24.0	$367,666	21.2

Net sales	$1,929,788		$1,733,749

DORMAN PRODUCTS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(in thousands, except per-share amounts)
Adjusted Other Income, Net:

	Three Months Ended		Three Months Ended
(unaudited)	12/31/23	Pct.**	12/31/22	Pct.**
Other income, net (GAAP)	$446	0.1	$605	0.1
Capitalized debt issuance fee write-off [3]	—	—	151	0.0
Adjusted other income, net (Non-GAAP)	$446	0.1	$756	0.2

Net sales	$494,296		$501,281

	Twelve Months Ended		Twelve Months Ended
(unaudited)	12/31/23	Pct.**	12/31/22	Pct.**
Other income, net (GAAP)	$1,804	0.1	$735	0.0
Capitalized debt issuance fee write-off [3]	—	—	151	0.0
Adjusted other income, net (Non-GAAP)	$1,804	0.1	$886	0.1

Net sales	$1,929,788		$1,733,749
* *Percentage of sales. Data may not add due to rounding.
[1] – Pretax acquisition-related intangible asset amortization results from allocating the purchase price of acquisitions to the acquired tangible and intangible assets of the acquired business and recognizing the cost of the intangible asset over the period of benefit. Such costs were $5.5 million pretax (or $4.1 million after tax) during the three months ended December 31, 2023 and $21.8 million pretax (or $16.4 million after tax) during the twelve months ended December 31, 2023 and were included in selling, general and administrative expenses. Such costs were $5.1 million pretax (or $3.8 million after tax) during the three months ended December 31, 2022 and $14.1 million pretax (or $10.7 million after tax) during the twelve months ended December 31, 2022 and were included in selling, general and administrative expenses.
[2] – Pretax acquisition-related transaction and other costs include costs incurred to complete and integrate acquisitions, accretion on contingent consideration obligations, inventory fair value adjustments and facility consolidation and start-up expenses. During the three and twelve months ended December 31, 2023, we incurred charges included in cost of goods sold for integration costs, other facility consolidation expenses and inventory fair value adjustments of $0.0 million pretax (or $0.0 million after tax) and $11.8 million pretax (or $8.9 million after tax), respectively. During the three and twelve months ended December 31, 2023, we incurred charges included in selling, general and administrative expenses to complete and integrate acquisitions, accretion on contingent consideration obligations and facility consolidation and start-up expenses of $0.5 million pretax (or $0.4 million after tax) and $3.6 million pretax (or $2.8 million after tax), respectively.
During the three and twelve months ended December 31, 2022, we incurred charges included in cost of goods sold for integration costs, other facility consolidation expenses and inventory fair value adjustments of $6.7 million pretax (or $5.1 million after tax) and $11.1 million pretax (or $8.4 million after tax), respectively. During the three and twelve months ended December 31, 2022, we incurred charges included in selling, general and administrative expenses to complete and integrate acquisitions and facility consolidation and start-up expenses of $6.5 million pretax (or $4.9 million after tax) and $11.7 million pretax (or $9.4 million after tax), respectively.
[3] – Capitalized debt issuance fee write-off totaled $0.2 million (or $0.1 million after tax) during the three and twelve months ended December 31, 2022.
[4] – Executive transition service expenses represents an accrual for costs required to be paid under an agreement in connection with the planned transition of our Executive Chairman to Non-Executive Chairman, and other professional services rendered in connection with the execution of the agreement. The expense was $1.8 million pretax (or $1.4 million after tax) during the twelve months ended December 31, 2023.
[5] – Fair value adjustments to contingent consideration represents the change to our estimates of ultimate earnout payment amounts for a previously completed acquisition based on projections of financial performance compared to the target amounts defined in the purchase agreement and totaled $7.1 million pretax (or $5.3 million after tax) and $20.5 million pretax (or $15.5 million after tax) during the three and twelve months ended December 31, 2023, respectively.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(in thousands, except per-share amounts)
[6] – Tax adjustments represent the aggregate tax effect of all non-GAAP adjustments reflected in the table above, and totaled $0.3 million and $(4.6) million during the three and twelve months ended December 31, 2023, respectively, and $(4.5) million and $(8.4) million during the three and twelve months ended December 31, 2022, respectively. Such items are estimated by applying our statutory tax rate to the pretax amount, or an actual tax amount for discrete items.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(in thousands, except per-share amounts)
2024 Guidance:

The Company provided the following guidance ranges related to their fiscal 2024 outlook:

	Year Ending 12/31/2024
(unaudited)	Low End*	High End*
Diluted earnings per share (GAAP)	$4.71	$5.01
Pretax acquisition-related intangible assets amortization	0.70	0.70
Pretax acquisition transaction and other costs	0.05	0.05
Pretax reduction in workforce costs	0.12	0.12
Tax adjustment (related to above items)	(0.18)	(0.18)
Adjusted diluted earnings per share (Non-GAAP)	$5.40	$5.70

Weighted average diluted shares outstanding	31,500	31,500
*Data may not add due to rounding.